Exhibit 99.1

KIMBALL INTERNATIONAL RESPONDS TO THE EVOLVING COVID-19 PANDEMIC

Jasper, IN, March 31, 2020 - Kimball International (NASDAQ:KBAL), an innovator in design-driven commercial furnishings sold through a family of brands in the workplace, learning, health and hospitality environments, today released the following statement from CEO Kristie Juster to provide an update on how the COVID-19 outbreak has had an effect on its business and operations.

The Kimball International family has a tremendous history of banding together in times of crisis. Our commitment first and foremost is to the health, safety and care of our employees and the communities in which we live. At the same time, it is our responsibility to do what we can to support the fight against the COVID-19 crisis. Today we are announcing Kimball International will adjust our manufacturing operations to prioritize the needs of our healthcare business. I am incredibly proud of the dedication of our Kimball International team in serving our employees, our commitment to the healthcare community and our diligence in navigating the path ahead.

Care of Our Employees:
From the very start of this crisis, our focus has been the health and safety of our employees. Immediately, we put into place a dedicated task force to implement our sanitization, social distancing and response protocols at all facilities, and implemented a remote working program for professional staff, including training and full video conferencing capabilities. The company also took steps to care for those at higher risk of getting sick from COVID-19 through a Special Care Program, and those experiencing unique hardships through a dedicated Employee Fund. Beginning yesterday, we provided our employees a “Paid Time Off for Crisis” program that enables our active, full-time U.S. manufacturing employees to stay at home with full pay and benefits for ten days or elect to continue working to support our healthcare initiatives.

Realignment of U.S. Manufacturing to Meet the Needs of the Healthcare Crisis:
We are making some important temporary shifts in our business operations to prioritize critically needed healthcare products for the crisis. Our Kimball Health Brand has launched a family of Health Crisis Solutions: QUICK TRIAGE designed for quick diagnosis and patient sorting, CARETEAM WORK ENVIRONMENTS supporting temporary nurse stations and RAPID RESPONSE PATIENT ROOMS for makeshift facilities. Our National Brand has also launched a grouping of Quickship Products specifically targeting facilities servicing the COVID-19 crisis. In addition, our teams are coming up with new ways to service the immediate need for personal protective equipment. With this decision, we will temporarily adjust our manufacturing footprint to focus production within four of our ten U.S. manufacturing facilities. We will continue to assess the most efficient way to service the needs of the market during this crisis.

A Commitment to our Customers
Our customer service and sales organizations are fully operational and working remotely. We are working closely with our suppliers and customers to support their needs and shifting demand.

Preparation for the Potential Economic Impact
While considerable uncertainties remain regarding the extent and duration of the crisis, we are also taking critical steps to manage the fluctuating business environment. Our focus is to manage our liquidity and assure the stability of our operations through these unprecedented times. Our company is well positioned to weather the storm through these temporary disruptions given its strong balance sheet and liquidity profile. Additionally, the board and management team are actively considering and pursuing other efforts to align the company’s cost structure and capital allocation strategy to the anticipated operating and demand environment.

Our Path Ahead
While we are actively engaged in preparing for the impact of this crisis, we remain focused and confident in our path ahead. We believe continued execution of our work on the Kimball International Connect Strategy, the related cost savings and our emphasis on the healthcare vertical have set us up to emerge from this crisis in a strong position and ready to take on what is an exciting future.

Kimball International will provide additional information when it releases its third quarter fiscal 2020 earnings in early May.

Forward-Looking Statements

Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, adverse changes in the global economic conditions, the impact of changes in tariffs, increased global competition, significant reduction in customer order patterns, loss of key suppliers, loss of or significant volume reductions from key contract customers, financial stability of key customers and suppliers, relationships with strategic customers and product distributors, availability or cost of raw materials and components, changes in the regulatory environment, global health concerns (including the impact of the COVID-19 outbreak) or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in the company’s Form 10-K filing for the fiscal year ended June 30, 2019 and other filings with the Securities and Exchange Commission.

About Kimball International, Inc.

For 70 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, David Edward, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders, and the communities in which we operate. In fiscal year 2019, the company generated $768 million in revenue and employed over 3,000 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.